CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the incorporation by reference of our report dated February 24, 2015 on the financial statements and financial highlights of Diamond Hill Funds, included in the Annual Report to Shareholders for the fiscal year ended December 31, 2014, in Post-Effective Amendment Number 45 to the Registration Statement (Form N-1A, No. 333-22075), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

February 24, 2015